KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 3, 2025, with respect to the consolidated financial statements of Allegiant Travel Company, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Dallas, Texas
November 21, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.